UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 23, 2015

Date of Report

(Date of earliest event reported)

The RMR Group Inc.

(Exact name of registrant as specified in its charter)

MARYLAND	8742	47-4122583
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Two Newton Place, 255 Washington Street, Suite 300, Newton, MA, 02458-1634

(Address of principal executive offices, including zip code)

(617) 928-1300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 23, 2015, the Board of Directors (the “Board”) of The RMR Group Inc. (the “Company”) increased its size from two to five directors and appointed each of Ann Logan, Walter C. Watkins, Jr. and Frederick N. Zeytoonjian as directors of the Company.

Also on November 23, 2015, the Board established an audit committee and appointed Ms. Logan, Mr. Watkins and Mr. Zeytoonjian to that committee.

There is no arrangement or understanding between any of Ms. Logan, Mr. Watkins, and Mr. Zeytoonjian and any other person pursuant to which she or he was selected as a Director.  There are no transactions, relationships or agreements between any of them and us that would require disclosure pursuant to Item 404(a) of Regulation S-K.

For their services as Directors, they will each be entitled to the compensation we will generally provide to our Directors.  A summary of our currently expected Director compensation is disclosed under the caption “Executive Compensation—Directors Compensation” in the prospectus (the “Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) on November 16, 2015 pursuant to Rule 424(b)(3) promulgated under the Securities Act of 1933, as amended, and such information is incorporated in this Item 5.02 by reference.

Additional information concerning each of Ms. Logan, Mr. Watkins and Mr. Zeytoonjian is described under the caption “Management—Directors and Executive Officers” in the Prospectus, and such information is incorporated in this Item 5.02 by reference.

In addition, each of Mr. Barry M. Portnoy, Mr. Adam D. Portnoy, Ms. Logan, Mr. Watkins and Mr. Zeytoonjian, Jennifer B. Clark, Matthew P. Jordan, David M. Blackman, David J. Hegarty, Mark L. Kleifges, Bruce J. Mackey Jr., John G. Murray, Thomas M. O’Brien, John C. Popeo and Vern D. Larkin has entered into an indemnification agreement with the Company substantially in the form attached as Exhibit 10.19 to the Registration Statement on Form S-1 (File No. 333-207423) filed by the Company with the Commission on October 14, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE RMR GROUP INC.

Date: November 25, 2015	By:	/s/ Matthew P. Jordan
Matthew P. Jordan
Chief Financial Officer and Treasurer